Exhibit 10.18

                               EXCHANGE AGREEMENT
                               ------------------

      This Exchange Agreement ("AGREEMENT") is entered into this 29th day of March, 2005 by and between Interactive Brand Development, Inc., a Delaware corporation (the "COMPANY") and XTV Investments LLC, a Delaware limited liability company (the "XTVI").

      1. The Company hereby agrees to issue and deliver to XTVI: (a) Four Million (4,000,000) shares (the "SERIES H SHARES") of its Series H Convertible Preferred Stock (the "SERIES H STOCK"), which shall be convertible into _____ million (__,000,000) shares (the "CONVERSION SHARES") of the Company's Common Stock (the "COMMON STOCK") in accordance with the formula set forth in the Certificate of Determination further described below and (b) its promissory note (the "NOTE") in the original principal amount of One Million Dollars ($1,000,000) in the form attached hereto as Exhibit "A". The rights, preferences and privileges of the Series H Shares are as set forth in the Certificate of Determination of Series H Preferred Stock as filed with the Secretary of State of the State of Delaware.

      2. In consideration of the issuance to XTVI of the Series H Shares and the Note, XTVI hereby assigns and transfers to the Company (i) Six Thousand Two Hundred Fifty (6,250) Shares of the Common Stock of XTV, Inc., a Nevada corporation ("XTV") which were issued to XTVI pursuant to that certain Settlement Agreement dated March 16, 2005 by and among XTV and XTVI among others (the "SETTLEMENT AGREEMENT"), (ii) Two Thousand Eighty-Three Shares of the Common Stock of XTV which were issued to XTVI pursuant to that certain Escrow and Marketing Agreement dated March 16, 2005 by and between XTV and XTVI (the "MARKETING AGREEMENT") and, and subject to, (iii) all of XTVI's rights and obligations under the Settlement Agreement and the Marketing Agreement all of which obligations the Company hereby expressly assumes.

      3. This Agreement shall be binding upon and shall inure to the benefit of the Company and XTVI and their respective successors and assigns, and may be executed in counterparts, and as so executed shall constitute one and the same agreement.

      4.    Subject to a 15 day due diligence period.

                            [Signature page follows]

      IN WITNESS WHEREOF, the parties hereto have executed this Exchange Agreement this 29th day of March, 2005.

Interactive Brand Development, Inc.
a Delaware corporation

By: /s/ C. Gary Spaniak, Jr.
Name: Gary Spaniak, Jr.
Ttle: President

XTV Investments LLC
a Delaware limited liability company

By: /s/ Charles Samel
    Charles Samel
    its manager

                                    EXHIBIT A

                      Series H Convertible Preferred Stock

The Series H Convertible Preferred Stock, 4,000 shares authorized, $100 stated par value

Powers, preferred rights, qualifications, limitations and restrictions:

      o Dividends: Ten percent (10%) per year. If converted prior to anniversary, dividends will accrue to conversion date. Dividends may be paid in cash or in common stock at the option of the Company.
      o Redemption and Conversion: The Series H Convertible Preferred Stock shall be redeemed five years after original issue for __,000,000 million shares of IBD common stock. At the option of the holder, each share of Series H Convertible Preferred stock may be converted at any time after original issue at the stated value, plus all accumulated and unpaid dividends. The common shares underlying Series H are subject to piggyback registration rights on the first registration statement filed by the Company subsequent to the issuance of Series H.
      o Limitations: The Series H Preferred shares are secured by the XTV, Inc. shares owned by the Company. Upon dissolution, liquidation or winding up of the Corporation, the holders of the Series H Convertible Preferred Stock shall be entitled to receive, before any distribution is made to the holders of shares of common stock of the Corporation, the stated value of $100 per share plus accumulated but unpaid dividends as secured by the XTV stock the Company owns and no more. In the event the amount available to pay the holders of Series D Convertible Preferred Stock, Series E Convertible Preferred Stock, Series F Convertible Preferred Stock, Series G convertible Preferred Stock and Series H convertible Preferred Stock, shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the holder of such series of Preferred Stock then the amount legally available for distribution shall be distributed among the Holders of Series D , Series E, Series F, Series G, and Series H pro rata, based on the respective liquidation amounts to which the holders of each such series are entitled.
      o Voting: The holders of the Series H Convertible Preferred Stock are entitled to vote the shares of Preferred as if they were converted to common under the terms and conditions herein. Votes may be cast on any and all issues voted on by the holders of the Company's common stock The 4,000 shares of Series H Preferred represent 40,000,000 shares of common stock, with each share of common stock representing one vote.

$.50 Warrants

The $.50 Warrants

Powers, preferred rights, qualifications, limitations and restrictions:

      o Exercise: The $.50 Warrants may be exercised in whole or in part at the election of the Holder at any time prior to 4 p.m. on the fifth anniversary of the original issuance. One warrant shall be exercised for one share of IBD common stock. At the fifth anniversary, all unexercised warrants shall expire, along with all rights and obligations of the Parties thereto. The holder may elect to exercise the Warrants by surrendering the properly endorsed Warrant Certificate to the Company, with a signed and dated notice to exercise, accompanied by payment of $.50 per share to be converted. Alternately, the Holder may surrender the Warrant Certificate to the Company and receive in exchange the number of shares of the Company's common stock as would equal the number to be issued if the Holder had paid the $.50 per share, less the $.50 per share. For example, if the average closing price of IBD common stock is $1.00, and Holder exercises 100,000 warrants, he may pay $50,000 to receive 100,000 shares, or he may elect a cashless exercise and receive 50,000 shares. The average closing price shall be calculated by adding together and dividing by five the closing price on the five trading days prior to the date of the notice to exercise submitted to the Company by the Holder.
      o Limitations: Upon dissolution, liquidation or winding up of the Corporation, any unexercised $.50 Warrants shall expire, and the Holders thereto shall not be entitled to receive any payment or distribution to be made by the Company to the Holders of other classes of securities.
      o Voting: The holders of the $.50 Warrants shall have no voting rights.

$1,000,000                                                       March  31, 2005

                                 PROMISSORY NOTE
                                   (Unsecured)

      FOR VALUE RECEIVED, Interactive Brand Development, Inc., a Delaware corporation ("MAKER") hereby promises to pay PHSL World Wide, Inc., a Florida corporation, or order ("HOLDER") at 421 No. Rodeo Ave., Penthouse No. 4, Beverly Hills, California 90210, or at such other place as Holder may from time to time designate in writing, the principal sum of One Million Dollars ($1,000,000), with interest at the prime or reference rate of interest quoted from time to time in the Western Edition of the Wall Street Journal, all principal and accrued interest payable on or before March, 2010 (the MATURITY DATE). Principal and interest payable in lawful money of the United States of America. The Note may be paid at anytime prior to the Maturity Date without penalty or premium. Interest on the Note shall be calculated on the basis of a 365/366 day year on actual days elapsed. If this Note is not paid in full on or before the Maturity Date, the principal amount hereof and all accrued interest shall bear interest at twelve percent (12%) per annum.

      Maker and all endorsers, guarantors and sureties consent to: (a) any renewal, extension or modification (whether one or more) of the terms of the Note, or of any other document or instrument executed in connection therewith, including, without limitation, the terms or time of payment under this Note; (b) the granting of any other indulgences to Maker and (c) the taking or releasing of other or additional parties primarily or contingently liable hereunder. Any such renewal, extension, modification, release, surrender, exchange or substitution may be made without notice to Maker or to any endorser, guarantor or surety hereof, and without affecting the liability of said parties hereunder.

      If this Note is now, or hereinafter shall be, signed by more than one party or person, it shall be the joint and several obligation of such parties or persons (including, without limitation, all makers, endorsers, guarantors and sureties), and shall be binding upon such parties and upon their respective successors and assigns. In the event of legal action to enforce this Note, the prevailing party shall be entitled to recover reasonable attorneys fees and court costs.

      This Note may not be changed, modified, amended or terminated orally, but only in writing executed by the Holder hereof. This Note shall be governed by and construed under the laws of the State of California. Maker agrees to execute such other and further documents and instruments to further evidence or carry out any of the provisions of this Note as are reasonably requested by Holder.

                                            INTERACTIVE BRAND DEVELOPMENT, INC.
                                            a Delaware corporation

                                            By:  /s/ Steve Markley
                                                 Name:   Steve Markley
                                                 Title:  CEO